CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM International Mutual Funds (Invesco International Mutual Funds) of our reports dated December 21, 2016, relating to the financial statements and financial highlights, which appear in the Invesco Asia Pacific Growth Fund, Invesco European Growth Fund, and Invesco Global Small & Mid Cap Growth Fund’s Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

March 30, 2017